EXHIBIT 3.0

                          CERTIFICATE OF INCORPORATION
                                       OF
                         CATHETER TECHNOLOGY GROUP, INC.

      1. The name of the corporation is Catheter Technology Group, Inc. (the "Corporation").

      2. The address of its registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent at such address is National Corporate Research, Ltd.

      3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("DGCL").

      4. The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of common stock, par value of $.10 per share ("Common Stock").

      The designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions of Common Stock are as follows:

      4.1 DIVIDEND RIGHTS. Subject to provisions of law and the preference of any stock ranking prior to the Common Stock as to dividends, the holders of Common Stock will be entitled to receive dividends when, as and if declared by the board of directors.

      4.2 VOTING RIGHTS. Except as provided by law and pursuant to this Article 4, the holders of Common Stock will have one vote for each share on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise provided by law or by the certificate of incorporation, the holders of Common Stock will have sole voting power.

      4.3 LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts or liabilities of the Corporation and the preferential amounts to which the holders of any stock ranking prior to Common Stock in the distribution of assets are entitled upon liquidation, the holders of Common Stock and the holders of any other stock ranking on a parity with Common Stock in the distribution of assets upon liquidation will be entitled to share in the remaining assets of the Corporation according to their respective interests.

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      5. The name and mailing address of the incorporator is as follows:

         NAME                                        MAILING ADDRESS
         ----                                        ---------------

         Alan J. Rabin                               3 Commerce Blvd.
                                                     Palm Coast,
                                                     FL 32164

      6. The name and mailing address of the person who are to serve as the sole director of the Corporation until the first annual meeting of stockholders or until his successor is elected and qualified is:

          NAME                                       MAILING ADDRESS
          ----                                       ---------------

          Alan J. Rabin                              3 Commerce Blvd.
                                                     Palm Coast,
                                                     FL 32164

      7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

      8. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

      9. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

      10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      11. No director shall be personally liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under
Section 174 of the DGCL or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he: (i) shall have breached his duty of loyalty to the Corporation or its stockholders; (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith; (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article 11 nor the adoption of any provision of the certificate of incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article in respect of

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any matter occurring, or any cause of action, suit or claim that, but for this
Article 11 would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 3rd day of September, 1998.

                                        /s/ ALAN J. RABIN
                                            -----------------------------
                                            Alan J. Rabin
                                            Incorporator

THE STATE OF FLORIDA     )
                         )
COUNTY OF FLAGLER        )

      I, ROBERTA A. BLACK, a notary public, do hereby certify that on this 3rd day of September, 1998, personally appeared before me, Alan J. Rabin, who being by me first duly sworn, declared that he is the person who signed the foregoing document as Incorporator, and that the statements contained therein are true.

                                        /s/ ROBERTA A. BLACK
                                            -----------------------------
                                            Notary Public
                                            Print Name: Roberta A. Black
                                            My Commission expires: 05/28/00

                                                        [SEAL]

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